                                                            Exhibit No. 99.10(b)

                          INDEPENDENT AUDITOR'S CONSENT


     We consent to the references made to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Auditors and Financial Statements" in the Statements of Additional Information and to the incorporation by reference in this Post-Effective Amendment No. 49 to Registration Statement No. 33-1657 on Form N-1A of our reports dated September 5, 2003 on the financial statements and financial highlights of MFS Emerging Markets Debt Fund, MFS Global Value Fund, MFS International Core Equity Fund, MFS Strategic Value Fund and MFS New Endeavor Fund, each a series of MFS Series Trust X, included in the Funds' 2003 Annual Reports to Shareholders.


ERNST & YOUNG LLP
Ernst & Young LLP


Boston, Massachusetts
November 24, 2003